Exhibit 10.13

Monday, 8 February 2021

Vishwas Joshi

701 A, Bhoomigreen Housing Society,

Raheja Estate, Kulupwadi,

Borivali (East), Mumbai 400 066

India

Dear Vishwas:

Re: Appointment as Chief Finance Officer (“CFO”)

We are extremely pleased to offer you the position of Chief Finance Officer (“CFO”) of International Media Acquisition Corp. (the “Company”) on the terms set forth in this offer letter for a period of twenty-four (24) months from the from the date of listing of the Company on NASDAQ.

(“Term”).

Scope of Services. The scope of your services to be provided to the Company shall without limitation include all of the matters listed under Appendix A. The services shall be provided as per the directions of the Chief Executive Officer of the Company under the supervision of the Board of Directors of the Company. During the period you shall be reporting to the Chief Executive Officer and be responsible to the Board of the Directors.

Exclusivity. Your services will be non-exclusive, and you will be eligible to take up any other assignment which does not conflict or compete with your role & responsibilities as a CFO.

Based on our discussions, you would start with Company on February 1, 2021 (the “Start Date”). As discussed, we plan to announce your decision to join the Company shortly after your acceptance of this offer letter and completion of applicable background checks. The offer under this offer of employment is subject to the approval of the Board of Directors of the Company.

Compensation. Your consolidated compensation fee for the services provided during the Term shall be $ 400,000 (Four hundred thousand dollars). The said payment (Refer Clarifications in Appendix B) is subject to the Company successfully completing a business combination post the listing of its stock for trading on the NASDAQ. There shall be no payment due to you from the Company if the Company does not proceed and complete the listing on the NASDAQ.

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677

Schedule of pay outs will be as follows:

If the business combination is completed within 12 months of listing: You will be able to draw 50% of $ 400,000 (Four hundred thousand dollars) post 30 days of the business combination.

The balance 50% of $ 400,000 (Four hundred thousand dollars) twenty-four months post days of the business combination.

If the business combination is completed after 12 months of listing: You will be able to draw the full amount of $ 400,000 (Four hundred thousand dollars) post 30 days of the business combination.

If the business combination does not happen: You will be able to be paid 10% of $ 400,000 (Four hundred thousand dollars) i.e., 40,000 towards the services offered.

Post business combination the roles & responsibilities and compensation will be mutually discussed and agreed between both the parties.

Incentive Compensation. In addition to the abovementioned base salary, you will be eligible for discretionary short- and long-term incentive as may be determined and approved by the Board of Directors of the Company.

General Terms of Incentive Compensation. In order to be eligible for receiving the Incentive Compensation referenced above, you must remain an active employee of the Company for the equity grants, if any issued to you, to vest in accordance with their terms. Other terms are set forth in the Incentive Plan and related award agreements that provide the grants. In the event of a conflict between the terms of this offer letter and the terms of any incentive plan document of the Company, the terms of the incentive plan document, as applicable, will prevail. Copies of these incentive plans and programs, when formulated will be made available to you upon request.

Benefits. You may be entitled to additional medical, moving, vacation and disability benefits if agreed with the Board and approved by the Board during the Term. The Company may also have a stock option incentive program at a later date and your enrolment to the scheme shall be at the discretion and decision of the Board of Directors of the Company on recommendation by the Chief Executive Officer of the Company.

As an executive of the Company, you are expected to continue to manage your personal time off in an efficient manner.  You will not accrue personal time off (PTO) but will be able to take time off at your own discretion.   The Company also recognizes seven (7) holidays during each

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677

calendar year which may be taken by giving notice or communication to the Chief Executive Officer of the Company.

The Company’s benefit programs are re-evaluated from time to time and are subject to change or cancellation at any time, at the discretion of the Company.

Liability Insurance. You will be provided and named as a beneficiary of the Directors & Officers Liability Insurance policy as an officer of the Company as per Company policy.

Other Conditions. Please note that this offer is subject to our standard practice of conducting a background check. Once you join the Company, you will be subject to all of its policies and procedures. The Company may terminate the employment relationship at any time and for any reason, with or without advance notice. Further, by agreeing to the terms and conditions under this letter and accepting the same by way of signing this letter you hereby provide consent to the Company to be named as an officer of the Company in the various public documents and offer documents to be filed with the SEC for the registration of the stock of the Company proposed to be listed on the NASDAQ.

No Insider Trading: You acknowledge that you may come into possession of material non-public information about the Company. Accordingly, in the event that the securities of the Company are registered on any stock exchange of global repute including NASDAQ, and the securities becomes capable of being publicly traded, you will not trade (or cause or encourage in any fashion any third party to trade) in any securities of the Company while in possession of any such non-public information regarding the Company and shall further abide by all black-out periods, window periods, and other sales restrictions that the Company may reasonably impose.

No Public Announcement: You shall not, without the written approval of the management of the Company, make any press release or other public announcement concerning the transactions contemplated or undertaken by the Company at any time.

Confidentiality and Non-Disclosure: You acknowledge that during the Term, you will have access to Confidential Information about the Company, and that your engagement with the Company shall bring you into close contact with many confidential affairs of the Company, including without limitation, information which is Confidential Information. You hereby undertake that you shall maintain strict confidentiality of all Confidential Information in your possession. You shall not reveal to any third party any Confidential Information without the prior written consent of the Company. Exceptions to your confidentiality obligations are: (i) disclosure of Confidential Information that is or comes into the public domain or becomes generally available to the public other than through your act or omission; (ii) disclosure, after giving prior notice to the Company to the extent practicable under the circumstances, only to

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677

the extent required under applicable law or governmental regulations or judicial process; (iii) Confidential Information already known to you or already in your lawful possession as of the date of its disclosure by the Company.  For this purpose, Confidential Information. means any and all confidential or proprietary information and materials, as well as all trade secrets, belonging to the Company who may have furnished such information to you with expectations of confidentiality and includes without limitation and regardless of whether such information or materials are expressly identified as confidential or proprietary, whether or not stored in any medium: (i) technical information, including but not limited to computer programs, software, methods, know-how, formulae, data, processes, discoveries, machines, inventions, and similar items; (ii) business information and materials, including but not limited to financial information, business plans, business proposals, customer contract terms and conditions, pricing and bidding methodologies and data, sales data, customer lists etc., and similar items; (iii) information relating to future plans, research, pending projects and proposals, proprietary production processes and similar items; (iv) any valuable, information and material and/or trade secrets that are customarily treated as confidential or proprietary, whether or not specifically identified as confidential or proprietary; and (v) the terms of this letter and any other agreements and documents executed by you during your engagement with the Company.

Vishwas, on behalf of the Company, we are very excited about your decision to join and believe you will bring significant experience and leadership to take the Company to the next level of performance. I am looking forward to continuing to work with you.

Regards,

Sumit Chadha

/s/ Sumit Chadha

Director

International Media Acquisition Corp.

Date:  02/08/2021

AGREED AND ACCEPTED:

By:

/s/ Vishwas Joshi

Vishwas Joshi

Date: 02/08/2021

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677

Appendix A

Scope and Responsibilities

1.	Responsible for the overall financial management of Company.
2.	Responsible for the financial control of Company’s operations.
3.	To provide reports to the CEO, Board, and the Chairman
4.	Overall supervision of the compliance, statutory and regulatory requirements of the Company, affiliates, and investee companies.
5.	To lead the elaboration of Company’s annual budget in coordination with the CEO and the Head of each Department.
6.	To be a representative or nominee director of the Company on such company or business as per the directions of the Board of the Company or the Chairman.
7.	To manage Company accounting and financial systems and maintain full and accurate accounting records with the support of accountants and managers.
8.	To provide leadership and coordination in accounting and budgeting efforts for Company.
9.	To produce regulatory, statutory and management financial reporting including monitoring and ensuring the economic substance regulations relating to the company and the group.
10.	To lead the negotiation process with banks and other financial institutions.
11.	To solve budgetary and other financial operational issues.
12.

To provide the various Board Committees including Executive Committee, Human Resources, Remuneration Committee, Corporate Governance Committee, and the Investment Committee with recommendations on developing and implementing the finance strategies in relation with Company and its strategic goals.

13.	To prepare and review all financial statements and accounting activities produced by the accounting department (or outsourced company).
14.	To manage Company’s finance department in compliance with regulations and put in place the necessary financial policies to achieve such target.
15.	To develop and manage Company’s overall finances and resources.
16.	To ensure the use of financial resources and activities in Company are in line with corporate strategic plans, targets and budget.
17.	To setup and implement budget/cost control procedures.
18.	Such other matters as may be directed by the Board of the Company.

Post business combination the roles & responsibilities and compensation will be mutually discussed between both the parties.

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677

Appendix B

Clarification on US Withholding Tax

As per Company’s understanding there is no withholding tax impact on remittance from US to Individual in India for Professional services provided as per Article 15 of India-US DTAA (As below). However, the Individual should not perform such Professional Service based out of US or should not stay more than 90 days in US in a year.

ARTICLE 15

INDEPENDENT PERSONAL SERVICES

Income derived by a person who is an individual or firm of individuals (other than a company) who is a resident of a Contracting State from the performance in the other Contracting State of professional services or other independent activities of a similar character shall be taxable only in the first-mentioned State except in the following circumstances when such income may also be taxed in the other Contracting State:

(a)

if such person has a fixed base regularly available to him in the other Contracting State for the purpose of performing his activities; in that case, only so much of the income as is attributable to that fixed base may be taxed in that other State; or

(b)	if the person's stay in the other Contracting State is for a period or periods amounting to or exceeding in the aggregate 90 days in the relevant taxable year.

The term "professional services" includes independent scientific, literary, artistic, educational or teaching activities as well as the independent activities of physicians, surgeons, lawyers, engineers, architects, dentists and accountants.

Your compensation of $ 400,000 is based on this understanding. The withholding tax if applicable will be paid separately by the company to tax authorities and will not be deducted from $ 400,000.

Clarification on GST

GST is exempt on Export of Services. However, you should submit LUT prior to raising invoice.

You will have to register for GST and be responsible for obligations thereof.

1604 HWY 130

North Brunswick, NJ, 08902

Tel: 212 960 3677